Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE
May 1, 2019

PEABODY REPORTS EARNINGS FOR QUARTER ENDED MARCH 31, 2019

Peabody earns $133.3 million in income from continuing operations, net of income taxes, $1.15 in diluted earnings per share from continuing operations and $253.9 million in Adjusted EBITDA, with the seaborne thermal segment leading the company in Adjusted EBITDA margins of 38 percent; Newly acquired Shoal Creek Mine's first quarter operating cash flows imply a less than two-year payback period; Lowering 2019 capital expenditure guidance range to $350 million to $375 million; Peabody returns $313 million in cash to shareholders in first quarter, bringing total shareholder returns to $1.42 billion since mid-2017

ST. LOUIS, May 1 - Peabody (NYSE: BTU) today announced its first quarter 2019 operating results, including revenues of $1.25 billion; income from continuing operations, net of income taxes of $133.3 million; net income attributable to common stockholders of $124.2 million; diluted earnings per share from continuing operations of $1.15; and Adjusted EBITDA1 of $253.9 million.

“Peabody’s first quarter was notable for the leading performance by our new Shoal Creek Mine, significant margins in the seaborne thermal business and recognition of maximum North Goonyella insurance recoveries, which combined, overcame an unusual set of first quarter challenges across the logistics chain,” said Peabody President and Chief Executive Officer Glenn Kellow. “In light of our strong ongoing cash flow generating capabilities, Peabody also returned more than $300 million in cash to shareholders during the quarter, which included deployment of another tool in the capital allocation kit through the payment of a $1.85 per share supplemental dividend in March.”

“Looking ahead, Peabody is implementing multiple strategies to create value,” said Kellow. “We are continuing to reweight our investments toward greater seaborne thermal and metallurgical coal access to capture higher-growth Asian demand. We are optimizing our lowest-cost and highest-margin U.S. thermal assets in a low-capital fashion to maximize cash generation. We are executing our financial approach of generating cash, maintaining financial strength, investing wisely and returning cash to shareholders.”

First Quarter 2019 Results

First quarter 2019 revenues totaled $1.25 billion on 40.5 million tons of coal sales, compared to $1.46 billion in revenues and 48.3 million tons of coal sales in the prior year, reflecting the impact of a challenged coal industry logistics chain. Powder River Basin coal shipments declined 22 percent from the prior year, as winter weather and flooding across the plains states heavily impacted rail performance beginning in early February. The loss

[1] Adjusted EBITDA, revenues per ton, costs per ton, Adjusted EBITDA margin per ton and percent, and Free Cash Flow are non-GAAP financial measures. Adjusted EBITDA margin is equal to segment Adjusted EBITDA divided by segment revenues. Please refer to the tables and related notes in this press release for a reconciliation of non-GAAP financial measures.

#1

of revenues and volume year over year related to the idle North Goonyella Mine was largely offset by the Shoal Creek Mine, which shipped approximately 668,000 tons in the first quarter.

Income from continuing operations, net of income taxes totaled $133.3 million, compared to $208.3 million in the prior year. Diluted earnings per share from continuing operations increased $0.32 per share to $1.15 per share due to the company’s ongoing share repurchase program and the conversion of preferred stock in the prior year.

During the quarter, the company reached an agreement on the North Goonyella insurance settlement and recognized the maximum allowable North Goonyella claim of $125.0 million. Of this total, $33.9 million countered ongoing recovery costs and was recorded as a benefit to Adjusted EBITDA. The remaining $91.1 million of the insurance claim related to equipment losses from current and prior quarters was excluded from Adjusted EBITDA, given those charges also were excluded from Adjusted EBITDA when incurred. The North Goonyella charge of $24.7 million relates to additional losses identified in the first quarter and represents the best estimate of potential loss on assessments to date.

Compared to the prior year, Adjusted EBITDA declined $110.0 million to $253.9 million primarily due to lower seaborne metallurgical coal volumes, costs associated with the North Goonyella incident and lower PRB shipments, partially offset by $33.1 million of higher seaborne thermal Adjusted EBITDA driven by increased volumes and elevated pricing. PRB shipments were impacted by approximately $23 million in added expenses attributable to rail issues stemming from winter weather and flooding during the quarter.

First quarter depreciation, depletion and amortization (DD&A) increased $2.9 million over the prior year to $172.5 million primarily due to accelerated DD&A related to the Kayenta Mine closure of $12.5 million and $11.3 million associated with the Shoal Creek Mine, partially offset by lower coal sales contract amortization of $21.1 million. Peabody expects DD&A to decline as the year progresses and is targeting full-year expense of $600 million to $650 million.

Selling, general and administrative expense (SG&A) was in line with the prior year and below quarterly guidance ranges, despite an additional tranche of non-cash equity awards granted.

Segment Performance

In the first quarter, the seaborne thermal segment sold 2.6 million tons of export thermal coal at an average realized price of $80.40 per short ton, with the remainder sold under a long-term domestic contract. Export volumes increased 24 percent over the prior year largely resulting from stronger operating performance at the Wambo complex, in part due to the absence of a current-quarter longwall move at the Wambo underground mine. As expected, approximately 71 percent of Peabody’s first quarter export thermal shipments were of the higher-quality Newcastle specification product, with the remainder closer to the API 5 product specification.

Once again, the seaborne thermal segment led the company in total Adjusted EBITDA contributions of $94.7 million and Adjusted EBITDA margins of 38 percent, demonstrating both the low-cost nature of Peabody’s operations and the continued high demand for seaborne thermal coal. Compared to the prior year, first quarter 2019 seaborne thermal Adjusted EBITDA increased 54 percent on higher export thermal sales and $2.06 per ton in lower costs.

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The seaborne metallurgical segment shipped 2.3 million tons at an average realized price of $142.33 per ton. Unit costs were temporarily burdened by expected lower-than-ratable metallurgical coal volumes as well as a planned dragline outage at the Coppabella Mine and a required Shoal Creek inventory adjustment. Temporarily higher strip ratios and the cumulative impact of dragline repairs at the Coppabella Mine resulted in an approximately $8 per ton increase to segment costs per ton over the prior year. The required fair value inventory adjustment on the remaining acquired inventory resulted in an increase to segment costs of approximately $3.50 per ton in the quarter. With the exception of Coppabella Mine’s costs, all operating metallurgical mines delivered cash costs within or below the company’s original annual seaborne metallurgical cost guidance range of $85 to $95 per ton.

First quarter North Goonyella results include $36.9 million in project costs that were more than offset by comparable insurance benefit of $33.9 million and $4.3 million in Adjusted EBITDA related to the sale of North Goonyella inventory.

The newly acquired Shoal Creek Mine led the company’s 23 operations in Adjusted EBITDA contributions for the first quarter and its first quarter operating cash flows imply a potential payback period of less than two years.

In addition, Peabody’s share of the Middlemount Mine (not included in the seaborne metallurgical coal segment results) shipped approximately 400,000 tons and contributed $3.9 million to Adjusted EBITDA, which included $7.5 million in DD&A, asset retirement obligation expense, net interest expense and income taxes.

Within the U.S. thermal operations, sales were impacted by severe cold and flooding in the Plains States that restricted rail shipments primarily from the PRB, reversing a January PRB pace that had exceeded full-year expectations. Peabody’s PRB operations shipped 25.3 million tons with temporarily elevated costs of $9.91 per ton, as rail delays and closures increased costs by $1.02 per ton over the prior year.

Adjusted EBITDA from both the Midwestern and Western segments increased 7 percent and 33 percent, respectively, over the prior year. Western Adjusted EBITDA benefited from strong Twentymile Mine performance and continued acceleration of cost recovery at the Kayenta Mine. In total, the U.S. thermal operations earned Adjusted EBITDA of $112.3 million compared to $137.7 million in the prior year, despite a 7.6 million ton reduction in tons sold.

Balance Sheet and Cash Flow

First quarter operating cash flows totaled $197.6 million compared to prior year operating cash flows of $579.7 million, which included the benefit of approximately $214.0 million in returned cash collateral. Free Cash Flow totaled $161.9 million and included $35.8 million in capital expenditures.

“Peabody is well on its way to our stated plan to return to shareholders an amount equal to or greater than our Free Cash Flow in 2019,” said Peabody Executive Vice President and Chief Financial Officer Amy Schwetz. “Peabody returned nearly double its first quarter Free Cash Flow to shareholders through a combination of share repurchases, our ongoing quarterly dividend and the inauguration of a supplemental dividend of $200 million.”

During the quarter, Peabody repurchased $98.8 million of common stock, with an additional $34 million in April, bringing total repurchases to $1.14 billion since August 2017. Since August 2017, the company has repurchased a total of 31.2 million shares under the program, representing 23 percent of shares initially outstanding on a fully converted basis. In addition, the company declared and paid a $1.85 per share supplemental dividend, demonstrating strong confidence in Peabody’s substantial cash flow generating capabilities. The supplemental dividend was in addition to the company’s quarterly dividend of $0.13 per share that was paid in March. Quarter-end cash and cash equivalents totaled $798.1 million.

#3

Industry Conditions

The first quarter of 2019 was marked by unusual near-term challenges to the coal logistics chain in multiple regions of the world. Traditional coal flows were rerouted by flooding in the heartland of the United States; port restrictions in China; wet weather and train derailments in Australia; and a cyclone in Mozambique.

Global seaborne thermal coal pricing eased during the first quarter of 2019 on reduced LNG prices, above-average stockpiles in several large coal importing nations and a milder winter in the Northern Hemisphere. The average 6000-specification Newcastle thermal coal price declined 8 percent during the quarter, while the average 5500-spec product declined 5 percent through the period. This narrowed the 2019 forward curve price ratio between the two products from approximately 61 percent at the end of the fourth quarter to approximately 70 percent at the end of March.

Peabody is finalizing sales agreements based on the annual benchmark April-to-March Japanese reference price settlement of approximately $94.75 per tonne. Including these expected commitments, the company has priced approximately 5.7 million short tons of Australian export thermal coal shipments for the last three quarters of 2019 at an average price of $83 per short ton, as well as additional volumes in 2020.

Despite widespread reports of custom clearance delays in China targeting Australian coals, total Chinese imports were in line with the prior year as higher metallurgical coal imports offset weaker thermal coal demand. Through March, China thermal coal imports eased 8 percent, reflecting a strong January due to clearance of backlog, while February and March imports were weaker due to customs clearance delays primarily of Australian coal. India and Southeast Asian nation thermal coal imports are all running above prior-year levels.

For 2019, Peabody expects imports from Southeast Asian nations to drive thermal coal demand increases. According to Wood Mackenzie, for the first time ever in 2018, global coal-fueled generating capacity topped 2,000 gigawatts, a massive 62 percent increase since the year 2000. In addition, an estimated 50 gigawatts of new coal-fueled generation are expected to come online in 2019, primarily in Asia.

Seaborne metallurgical coal prices remained robust during the first quarter, averaging $206 per tonne. The first quarter index settlement price for premium hard coking coal was $210 per tonne, compared with $237 per tonne in the prior year. Peabody achieved low-vol PCI settlement pricing for the first quarter of $141 per tonne. The second quarter low-vol PCI settlement was recently agreed to at $138.50 per tonne.

Continued safety checks in China, strong steel production and quality limitations are leading to tight domestic supplies, which in turn, have resulted in netbacks supportive of imports. As a result, Chinese imports rose 35 percent through March.

Peabody anticipates global steel demand growth of approximately 2 percent in 2019, following 5 percent growth in 2018, with increases in India leading to an estimated 5 million to 10 million tonne increase in global metallurgical coal imports. Supply increases are largely expected to be sourced from Australia.

#4

Customer demand for U.S. thermal coal products remained strong in the first quarter, as evidenced by requested rail shipment nominations by utilities, even as rail performance due to flooding hampered shipments. U.S. coal-fueled electricity generation declined approximately 9 percent in the first quarter on reduced total load and increased natural gas generation. Total U.S. electricity generation declined 1 percent year over year in the quarter, with wind power declining 6 percent from the prior year. U.S. coal production declined an estimated 12 percent, above Peabody’s expectations as Powder River Basin shipments were impacted by approximately 5 million to 10 million tons on the basis of reduced rail cycling due to heavy flooding in the Plains States during the last half of the quarter. Reduced coal shipments have further driven down already low utility stockpiles, with Southern PRB utility stockpiles declining an estimated 4 million tons in March versus a typical build of coal stocks in the month.

For 2019, Peabody estimates domestic U.S. coal demand to be reduced by coal plant retirements and gains by natural gas generation. U.S. metallurgical exports in 2019 are expected to remain largely stable with prior-year levels, while thermal exports will be more dependent on fluctuations in seaborne thermal pricing.

2019 Expectations

Peabody anticipates a strong second half of 2019 to contribute more than half of full-year Adjusted EBITDA, driven by increased PRB, seaborne thermal and seaborne metallurgical coal volumes as well as reduced metallurgical coal costs.  Second quarter performance is expected to reflect the impact of two longwall moves in Australia, with PRB shipments in line with the first quarter as rail recoveries offset the impact of typical shoulder season demand. In addition, North Goonyella project costs for the second quarter are expected to come in toward the low-end of the quarterly guidance range of $30 million to $35 million.

In the first quarter, the company completed segmenting of the mine into multiple zones to facilitate a phased reventilation and re-entry of North Goonyella. In addition, all physical activities in advance of reventilating the first segment of the mine have been completed. Peabody is currently complying with a directive concerning documentation from the Queensland Mines Inspectorate, following a thorough review, which has resulted in a multi-week delay to the initial project plan. Should the company’s reventilation and re-entry plan now progress as originally contemplated, Peabody would expect to produce approximately 2 million tons from North Goonyella in 2020. If further delays occur, the company will re-evaluate its reventilation and re-entry plans, including longwall production targets, quarterly project costs and capital expenditures.

From a cash perspective, Peabody is continuing to accelerate cash collections to support reclamation and post-retirement liabilities at Kayenta Mine. In addition, Peabody is lowering its 2019 annual capital expenditure guidance range to $350 million to $375 million as project spending is deferred to subsequent periods.

Peabody remains committed to executing on its stated financial approach of generating cash, maintaining financial strength, investing wisely and returning cash to shareholders. The company has stated it plans to return to shareholders an amount equal to or greater than its Free Cash Flow in 2019.

Today’s earnings call is scheduled for 10 a.m. CDT and will be accompanied by a presentation available at PeabodyEnergy.com.

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Peabody (NYSE: BTU) is the leading global pure-play coal company and a member of the Fortune 500, serving power and steel customers in more than 25 countries on six continents. The company offers significant scale, high-quality assets, and diversity in geography and products. Peabody is guided by seven core values: safety, customer focus, leadership, people, excellence, integrity and sustainability. For further information, visit PeabodyEnergy.com.

Contact:
Investors
Julie Gates
314.342.4336

Media
Michelle Constantine
314.342.4347

#6

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Mar. 31, 2019 and 2018

(In Millions, Except Per Share Data)
	Quarter Ended
	Mar.	Mar.
	2019	2018

Tons Sold	40.5	48.3

Revenues	$1,250.6	$1,462.7
Operating Costs and Expenses (1)	948.4	1,057.2
Depreciation, Depletion and Amortization	172.5	169.6
Asset Retirement Obligation Expenses	13.8	12.3
Selling and Administrative Expenses	36.7	37.0
Other Operating (Income) Loss:
Net Gain on Disposals	(1.5)	(30.6)
Provision for North Goonyella Equipment Loss	24.7	—
North Goonyella Insurance Recoveries	(125.0)	—
Income from Equity Affiliates	(3.5)	(22.0)
Operating Profit	184.5	239.2
Interest Expense	35.8	36.3
Interest Income	(8.3)	(7.2)
Net Periodic Benefit Costs, Excluding Service Cost	4.9	4.5
Reorganization Items, Net	—	(12.8)
Income from Continuing Operations Before Income Taxes	152.1	218.4
Income Tax Provision	18.8	10.1
Income from Continuing Operations, Net of Income Taxes	133.3	208.3
Loss from Discontinued Operations, Net of Income Taxes	(3.4)	(1.3)
Net Income	129.9	207.0
Less: Series A Convertible Preferred Stock Dividends	—	102.5
Less: Net Income (Loss) Attributable to Noncontrolling Interests	5.7	(2.1)
Net Income Attributable to Common Stockholders	$124.2	$106.6

Adjusted EBITDA (2)	$253.9	$363.9

Diluted EPS - Income from Continuing Operations (3)(4)	$1.15	$0.83

Diluted EPS - Net Income Attributable to Common Stockholders (3)	$1.12	$0.82

(1)	Excludes items shown separately.
(2)
Adjusted EBITDA is a non-GAAP financial measure. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.

(3)
During the quarter ended March 31, 2019, weighted average diluted shares outstanding were 110.5 million. During the quarter ended March 31, 2018, diluted EPS was calculated under the two-class method which treats participating securities as having rights to earnings that otherwise would have been available to common stockholders and assumes that participating securities are not exercised or converted. As such, weighted average diluted shares outstanding were 123.2 million and excluded weighted average shares outstanding related to the participating securities of 8.4 million for the quarter ended March 31, 2018.

(4)	Reflects income from continuing operations, net of income taxes less preferred stock dividends and net income (loss) attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#7

Supplemental Financial Data (Unaudited)
For the Quarters Ended Mar. 31, 2019 and 2018

	Quarter Ended
	Mar.	Mar.
	2019	2018
Tons Sold (In Millions)
Seaborne Thermal Mining Operations	4.5	3.8
Seaborne Metallurgical Mining Operations	2.3	3.0
Powder River Basin Mining Operations	25.3	32.4
Midwestern U.S. Mining Operations	4.2	4.7
Western U.S. Mining Operations	3.7	3.7
Total U.S. Thermal Mining Operations	33.2	40.8
Corporate and Other	0.5	0.7
Total	40.5	48.3

Revenue Summary (In Millions)
Seaborne Thermal Mining Operations	$251.0	$201.4
Seaborne Metallurgical Mining Operations	324.5	466.2
Powder River Basin Mining Operations	287.3	389.3
Midwestern U.S. Mining Operations	179.1	201.7
Western U.S. Mining Operations	155.7	143.7
Total U.S. Thermal Mining Operations	622.1	734.7
Corporate and Other	53.0	60.4
Total	$1,250.6	$1,462.7

Total Reporting Segment Costs Summary (In Millions) (1)
Seaborne Thermal Mining Operations	$156.3	$139.8
Seaborne Metallurgical Mining Operations	238.7	299.8
North Goonyella Costs, Less Insurance Recoveries	3.0	—
Seaborne Metallurgical Mining Operations, Excluding North Goonyella Costs, Net	235.7	299.8
Powder River Basin Mining Operations	250.9	314.8
Midwestern U.S. Mining Operations	145.8	170.5
Western U.S. Mining Operations	113.1	111.7
Total U.S. Thermal Mining Operations	509.8	597.0
Corporate and Other	20.4	31.6
Total	$925.2	$1,068.2

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal Mining Operations	$94.7	$61.6
Adjusted EBITDA - Seaborne Metallurgical Mining Operations	85.8	166.4
North Goonyella Costs, Less Insurance Recoveries	3.0	—
Adjusted EBITDA - Seaborne Metallurgical Mining Operations, Excluding North Goonyella Costs, Net	88.8	166.4
Adjusted EBITDA - Powder River Basin Mining Operations	36.4	74.5
Adjusted EBITDA - Midwestern U.S. Mining Operations	33.3	31.2
Adjusted EBITDA - Western U.S. Mining Operations	42.6	32.0
Adjusted EBITDA - Total U.S. Thermal Mining Operations	112.3	137.7
Middlemount (2)	3.9	14.6
Resource Management Results (3)	2.0	20.8
Selling and Administrative Expenses	(36.7)	(37.0)
Other Operating Costs, Net (4)	(8.1)	(0.2)
Adjusted EBITDA (1)	$253.9	$363.9

Note: See footnote explanations on following page

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Supplemental Financial Data (Unaudited)
For the Quarters Ended Mar. 31, 2019 and 2018

	Quarter Ended
	Mar.	Mar.
	2019	2018
Revenues per Ton - Mining Operations (5)
Seaborne Thermal	$56.24	$53.42
Seaborne Metallurgical	142.33	153.04
Powder River Basin	11.35	12.02
Midwestern U.S.	42.63	42.66
Western U.S.	41.73	38.96
Total U.S. Thermal	18.71	18.01

Costs per Ton - Mining Operations (5)(6)
Seaborne Thermal	$35.03	$37.09
Seaborne Metallurgical	104.69	98.44
North Goonyella Costs, Less Insurance Recoveries	1.32	—
Seaborne Metallurgical, Excluding North Goonyella Costs, Net	103.37	98.44
Powder River Basin	9.91	9.72
Midwestern U.S.	34.72	36.05
Western U.S.	30.31	30.27
Total U.S. Thermal	15.33	14.63

Adjusted EBITDA Margin per Ton - Mining Operations (5)(6)
Seaborne Thermal	$21.21	$16.33
Seaborne Metallurgical	37.64	54.60
North Goonyella Costs, Less Insurance Recoveries	1.32	—
Seaborne Metallurgical, Excluding North Goonyella Costs, Net	38.96	54.60
Powder River Basin	1.44	2.30
Midwestern U.S.	7.91	6.61
Western U.S.	11.42	8.69
Total U.S. Thermal	3.38	3.38

(1)
Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.

(2)
We account for our 50% equity interest in Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine, under the equity method. Middlemount's standalone results exclude the impact of related changes in deferred tax asset valuation allowance and reserves and amortization of basis difference recorded by the Company in applying the equity method. Middlemount's standalone results include (on a 50% attributable basis):

	Quarter Ended
	Mar.	Mar.
	2019	2018
	(In Millions)
Tons sold	0.4	0.5
Depreciation, depletion and amortization and asset retirement obligation expenses	$3.6	$3.9
Net interest expense	2.2	3.6
Income tax provision	1.7	5.1
(3)
Includes gains (losses) on certain surplus coal reserve and surface land sales, property management costs and revenues and the Q1 2018 gain of $20.6 million on the sale of certain surplus land assets in Queensland's Bowen Basin.

(4)
Includes trading and brokerage activities, costs associated with post-mining activities, certain coal royalty expenses, minimum charges on certain transportation-related contracts and the Q1 2018 gain of $7.1 million recognized on the sale of our interest in the Red Mountain Joint Venture.

(5)
Revenues per Ton, Costs per Ton and Adjusted EBITDA Margin per Ton are metrics used by management to measure each of our mining segment’s operating performance. Revenues per Ton and Adjusted EBITDA Margin per Ton are equal to revenues by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenues per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the mining segment level. We consider all measures reported on a per ton basis to be operating/statistical measures; however, we include reconciliations of the related non-GAAP financial measures (Adjusted EBITDA and Total Reporting Segment Costs) in the “Reconciliation of Non-GAAP Financial Measures” section in this document.

(6)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; provision for North Goonyella equipment loss and related insurance recoveries; amortization of fresh start reporting adjustments related to take-or-pay contract-based intangibles; and certain other costs related to post-mining activities.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#9

Condensed Consolidated Balance Sheets
As of Mar. 31, 2019 and Dec. 31, 2018

(Dollars In Millions)
	(Unaudited)
	Mar. 31, 2019	Dec. 31, 2018
Cash and Cash Equivalents	$798.1	$981.9
Accounts Receivable, Net	554.6	450.4
Inventories	268.5	280.2
Other Current Assets	239.5	243.1
Total Current Assets	1,860.7	1,955.6
Property, Plant, Equipment and Mine Development, Net	5,069.5	5,207.0
Operating Lease Right-of-Use Assets	97.0	—
Investments and Other Assets	211.8	212.6
Deferred Income Taxes	48.5	48.5
Total Assets	$7,287.5	$7,423.7

Current Portion of Long-Term Debt	$34.8	$36.5
Accounts Payable and Accrued Expenses	1,014.4	1,022.0
Total Current Liabilities	1,049.2	1,058.5
Long-Term Debt, Less Current Portion	1,326.9	1,330.5
Deferred Income Taxes	9.7	9.7
Asset Retirement Obligations	691.8	686.4
Accrued Postretirement Benefit Costs	543.7	547.7
Operating Lease Liabilities, Less Current Portion	58.2	—
Other Noncurrent Liabilities	345.9	339.3
Total Liabilities	4,025.4	3,972.1

Common Stock	1.4	1.4
Additional Paid-in Capital	3,322.3	3,304.7
Treasury Stock	(1,125.3)	(1,025.1)
Retained Earnings	978.3	1,074.5
Accumulated Other Comprehensive Income	38.0	40.1
Peabody Energy Corporation Stockholders' Equity	3,214.7	3,395.6
Noncontrolling Interests	47.4	56.0
Total Stockholders' Equity	3,262.1	3,451.6
Total Liabilities and Stockholders' Equity	$7,287.5	$7,423.7

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#10

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Mar. 31, 2019 and 2018

(Dollars In Millions)
	Quarter Ended
	Mar.	Mar.
	2019	2018
Cash Flows From Operating Activities
Net Cash Provided By Continuing Operations	$200.8	$580.7
Net Cash Used in Discontinued Operations	(3.2)	(1.0)
Net Cash Provided By Operating Activities	197.6	579.7
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(35.8)	(53.7)
Changes in Accrued Expenses Related to Capital Expenditures	(3.8)	(4.9)
Federal Coal Lease Expenditures	—	(0.5)
Proceeds from Disposal of Assets, Net of Receivables	11.0	23.0
Amount Attributable to Acquisition of Shoal Creek Mine	(2.4)	—
Contributions to Joint Ventures	(118.4)	(123.5)
Distributions from Joint Ventures	110.9	120.7
Advances to Related Parties	(1.5)	(2.0)
Cash Receipts from Middlemount Coal Pty Ltd	1.1	35.8
Other, Net	0.8	(1.3)
Net Cash Used In Investing Activities	(38.1)	(6.4)
Cash Flows From Financing Activities
Repayments of Long-Term Debt	(8.3)	(8.2)
Common Stock Repurchases	(98.8)	(175.5)
Repurchase of Employee Common Stock Relinquished for Tax Withholding	(1.4)	—
Dividends Paid	(214.4)	(15.0)
Distributions to Noncontrolling Interests	(14.3)	(6.6)
Other, Net	(0.1)	0.2
Net Cash Used In Financing Activities	(337.3)	(205.1)
Net Change in Cash, Cash Equivalents and Restricted Cash	(177.8)	368.2
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,017.4	1,070.2
Cash, Cash Equivalents and Restricted Cash at End of Period	$839.6	$1,438.4

#11

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Mar. 31, 2019 and 2018

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended
	Mar.	Mar.
	2019	2018

Income from Continuing Operations, Net of Income Taxes	$133.3	$208.3
Depreciation, Depletion and Amortization	172.5	169.6
Asset Retirement Obligation Expenses	13.8	12.3
Provision for North Goonyella Equipment Loss	24.7	—
North Goonyella Insurance Recoveries - Equipment (2)	(91.1)	—
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	—	(7.6)
Interest Expense	35.8	36.3
Interest Income	(8.3)	(7.2)
Reorganization Items, Net	—	(12.8)
Unrealized Gains on Economic Hedges	(39.8)	(38.6)
Unrealized (Gains) Losses on Non-Coal Trading Derivative Contracts	(0.2)	1.8
Fresh Start Take-or-Pay Contract-Based Intangible Recognition	(5.6)	(8.3)
Income Tax Provision	18.8	10.1

Adjusted EBITDA (1)	$253.9	$363.9

Operating Costs and Expenses	$948.4	$1,057.2
Unrealized Gains (Losses) on Non-Coal Trading Derivative Contracts	0.2	(1.8)
Fresh Start Take-or-Pay Contract-Based Intangible Recognition	5.6	8.3
North Goonyella Insurance Recoveries - Cost Recoveries and Business Interruption (2)	(33.9)	—
Net Periodic Benefit Costs, Excluding Service Cost	4.9	4.5

Total Reporting Segment Costs (3)	$925.2	$1,068.2

Net Cash Provided By Operating Activities	$197.6	$579.7
Net Cash Used In Investing Activities	(38.1)	(6.4)
Add Back: Amount Attributable to Acquisition of Shoal Creek Mine	2.4	—

Free Cash Flow (4)	$161.9	$573.3

(1)
Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance.

(2)
We recorded a $125.0 million insurance recovery during the quarter ended March 31, 2019 related to losses incurred at our North Goonyella Mine. Of this amount, Adjusted EBITDA excludes an allocated amount applicable to total equipment losses recognized at the time of the insurance recovery settlement, which consisted of $24.7 million and $66.4 million recognized during the quarter ended March 31, 2019 and the year ended December 31, 2018, respectively. The remaining $33.9 million, applicable to incremental costs and business interruption losses, is included in Adjusted EBITDA for the quarter ended March 31, 2019.

(3)
Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a metric to measure each of our segment's operating performance.

(4)
Free Cash Flow is defined as net cash provided by operating activities less net cash used in investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

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2019 Full-Year Guidance Targets

Sales Volumes (Short Tons in millions)
PRB	105 - 115	Quarterly North Goonyella Costs	$30 - $35 million
ILB	17.5 - 18.5	Quarterly SG&A Expense	~$40 million
Western	11 - 12	Full-Year Capital Expenditures	$350 - $375 million
		Full-Year DD&A	$600 - $650 million
Seaborne Metallurgical	9.4 - 10.4	Full-Year Interest Expense[4]	~$150 million
HCC[1]:	40% - 50%	Full-Year ARO Cash Spend	~$50 million
PCI[2]:	50% - 60%
Cost Sensitivities[5]
Seaborne Export Thermal	12.0 - 12.5	$0.05 Decrease in A$ FX Rate[6]	+~$65 million
NEWC:	60% - 70%	$0.05 Increase in A$ FX Rate[6]	-~$65 million
API 5:	30% - 40%	Fuel (+/- $10/barrel)	+/- ~$20 million

Australia Domestic Thermal	7 - 8	2019 Priced Position (Avg. Price per Short Ton)
		PRB	$11.25
Revenues per Ton		ILB	~$42
Total U.S. Thermal	$17.10 - $18.10	Seaborne Export Thermal Volumes (Q2 - Q4)[7]	~$83

Costs Per Ton (USD per Short Ton)
PRB	$9.25 - $9.75	~95% of Peabody's 2019 U.S. thermal volumes are priced based on the mid-point of 2019 volume guidance

ILB	$32 - $35	~5.7 million short tons of seaborne export thermal coal priced (Q2 - Q4)[7]

Total U.S. Thermal	$13.95 - $14.95
2020 Priced Position (Avg. Price per Short Ton)
Seaborne Thermal[3]	$32 - $36	~40% and ~60% of Peabody's 2020 U.S. thermal volumes are priced and committed, respectively, based on the mid-point of 2019 volume guidance.
(includes Aus. Domestic Thermal)

		~2.1 million short tons of seaborne export thermal coal priced for 2020	~$77

1 Peabody expects to realize ~80%-90% of the premium HCC quoted index price on a weighted average across all its products.

2 Approximately 40% of Peabody's seaborne metallurgical PCI sales are on a spot basis, with the remainder linked to the quarterly contract. Peabody expects to realize ~80%-90% of the LV PCI benchmark for its PCI products.

3 Assumes 2019 average A$ FX rate of $0.72. Cost ranges include sales-related cost, which will fluctuate based on realized prices.

4 Interest expense includes interest on funded debt, surety bonds, commitment fees and letters of credit fees issued under the revolver and accounts receivable securitization program, and non-cash interest related to certain contractual arrangements and amortization of debt issuance costs.

5 Sensitivities reflect approximate impacts of changes in variables on financial performance. When realized, actual impacts may differ significantly.

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6 As of March 31, 2019, Peabody had outstanding average rate call options to manage market price volatility associated with the Australian dollar in aggregate notional amount of approximately AUD $975 million with strike price levels ranging from $0.76 to $0.77 with settlement dates through Dec. 31, 2019. Sensitivities provided are relative to an assumed average A$ FX exchange rate of ~$0.71 as of March 31, 2019.

7 Approximately 40%-50% of Peabody's unpriced seaborne thermal export volumes is NEWC-specification, with the reminder closer to an API5 product. Priced position assumes settlement of JFY tons at $94.75 per tonne.

Note 1: Peabody classifies its seaborne metallurgical or thermal segments based on the primary customer base and reserve type. A small portion of the coal mined by the seaborne metallurgical segment is of a thermal grade and vice versa. Peabody may market some of its metallurgical coal products as a thermal product from time to time depending on industry conditions. Per ton metrics presented are non-GAAP measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Note 2: A sensitivity to changes in seaborne pricing should consider Peabody’s estimated split of products and the weighted average discounts across all products to the applicable index prices, in addition to impacts on sales-related costs, and applicable conversions between short tons and metric tonnes as necessary.

Note 3: As of April 30, 2019, Peabody had approximately 107.1 million shares of common stock outstanding. Including approximately 3 million shares of unvested equity awards, Peabody has approximately 110 million shares of common stock on a fully diluted basis.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2018, as well as additional factors we may describe from time to time in other filings with the SEC. You may get such filings for free at our website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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